Exhibit 99.1

TERM SHEET FOR THE ACQUISITION BY ERICKSON AIR-CRANE INCORPORATED

OF AIR AMAZONIA SERVIÇOS AÉREOS LTDA. AND THE PURCHASE

BY ERICKSON OF CERTAIN AIRCRAFT

This term sheet sets out the principal terms of agreement for (i) Erickson’s acquisition of Air Amazonia Serviços Aéreos Ltda. (“Air Amazonia”); (ii) Erickson’s acquisition of certain aircraft currently owned by HRT Netherlands B.V. (“HRT B.V.”) and HRT O&G Exploração e Produção de Petróleo Ltda. (“HRT O&G”) as per Schedule 1; and (iii) Air Amazonia’s or NewCo’s ongoing provision of dedicated aerial services to HRT O&G. This Term Sheet is entered into by the Parties on March 6, 2013.

1. Parties

(1)   Erickson Air-Crane Incorporated (“Erickson”)

(2)   HRT Participações em Petróleo S.A. and its affiliates with exception to Air Amazonia (“HRT”)

(3)   Air Amazonia Serviços Aéreos Ltda. (“Air Amazonia”)

2. Transaction Overview	Erickson shall purchase from HRT assets required to operate the helicopter services for HRT, supporting HRT’s existing operations (“Transaction”).

3. Purchase of Aircraft

Erickson shall purchase from HRT the aircraft used for operating the Air Amazonia business, as listed on Schedule 1 attached hereto (the “Aircraft”). The Aircraft shall be transferred to Erickson free and clear of any liens or other encumbrances. The purchase of the Aircraft shall include all inventory, spare parts and other assets associated with the Aircraft. The Aircraft shall be in fully operational and airworthy condition.

4. Transfer of Air Amazonia Ownership

In addition to the transfer of Aircraft to Erickson, HRT shall transfer all Air Amazonia capital stock (the “Stock”) to Erickson so that following such transfer Erickson shall hold full control of Air Amazonia.

5. HRT Approval Rights (“Golden Share”)

For a period of three (3) years following the Closing (as hereinafter defined), HRT shall retain the right to approve each of the following events: (i) any direct or indirect change of control of Air Amazonia or any Part 135 entity that results from the Transaction and that renders aerial services to HRT O&G (“NewCo”); and (ii) redeployment of more than 50% of each type of Aircraft.

6. Part 135

Within twelve (12) months of the date of Closing (as hereinafter defined), Air Amazonia shall obtain a Part 135 either by: (i) purchasing an existing Part 135 operator; or (ii) independently applying for its own Part 135,the choice of which shall be at Erickson’s sole discretion. The Parties shall cooperate in good faith to facilitate Air Amazonia’s acquisition of the Part 135 and shall equally share the cost of obtaining a Part 135, but HRT’s obligation to pay for the obtainment of Part 135, as per sections (i) and (ii) above shall not exceed US$1.5 million (one million five hundred thousand US Dollars).

In the event Air Amazonia purchases an existing Part 135 operator, as described above, Erickson shall be solely responsible for making sure that the corporate capital structure of such operator (after its acquisition) fulfills legal and regulatory requirements.

7. Purchase Price & Closing

The aggregate purchase price for the sale of the Aircraft and for the transfer of the Stock to Erickson shall be US$75 million (seventy five million US Dollars), payable on the following schedule and subject to the Payment Reconciliation described in Section 10 hereof:

•      First Installment: US$30 million (thirty million US Dollars) payable by Erickson to HRT within 30 (thirty) days of the date of closing of the sale of the Aircraft and the transfer of Stock (the “Closing”);

•      Second Installment: US$30 million (thirty million US Dollars) payable upon : (i) Air Amazonia’s acquisition of the Part 135; or (ii) 12 (twelve) months from Closing, whichever occurs first, regardless of whether Air Amazonia or NewCo has obtained Part 135 or not;

•      Third Installment: US$5 million (five million US Dollars) payable within 36 (thirty six) months from Closing;

•      Fourth Installment: US$5 million (five million US Dollars) payable according to Section 10 below; and

•      Fifth Installment: US$5 million (five million US Dollars) payable only upon renewal of the Aerial Services Agreement and conditioned upon such renewal of the Aerial Services Agreement on substantially similar terms and scope of service. If the Aerial Services Agreement was either: (i) not renewed upon the expiration of its initial fixed three (3) year Term; or (ii) renewed with a change in terms and conditions (which change is material and adverse to Erickson) or a material reduction in the scope of services, then this final US$5 million (five million US Dollars) installment shall not be payable by Erickson to HRT.

8. Lease-Back of Aircraft

Following Erickson’s purchase of the Aircraft, Erickson shall be contractually obligated to immediately lease back sufficient Aircraft to Air Amazonia or NewCo to ensure Air Amazonia’s continued operations (or NewCo’s operations) in servicing HRT’s current and future business needs.

9. Aerial Services Agreement

In order to ensure ongoing support to HRT’s O&G exploration efforts, Air Amazonia, now under Erickson ownership, or NewCo, shall enter into an aerial services agreement with HRT that shall require Air Amazonia or NewCo to guarantee high quality aerial services and minimum monthly aircraft availability of 85% (eighty five per cent) in the first year of the aerial services agreement and 90% (ninety per cent) in the remaining 2 (two) years of the aerial services agreement, including an obligation to provide HRT with a minimum number of annual flight hours (the “Services”) in exchange for minimum monthly and hourly fees (the “Aerial Services Agreement”). The Aerial Services Agreement shall provide, among other terms and conditions, the following key business terms:

•      A flight hour shall be calculated as each hour or part thereof elapsing from the moment at which the Aircraft blades/rotors commence movement (whether or not the Aircraft is on the ground or in the air) until such time as the Aircraft blades/rotors cease movement (“Flight Hour”);

•      In exchange for the Services, HRT shall pay Air Amazonia or NewCo a flat fee per month, per aircraft, in accordance with the following schedule and subject to annual escalation as described below (the “Monthly Fixed Fee”):

Monthly Fixed Fee	Model Type
$567,500 USD	S-61 or equivalent
$411,500 USD	Bell 212 or equivalent
$238,500 USD	AS-350 or equivalent

•      For all Flight Hours flown under the Aerial Services Agreement and for each type of aircraft, the flight hour rates shall be payable in accordance with the following schedule and subject to annual escalation as described below (the “Flight Hour Rates”):

Flight Hour Rate	Model Type
$2,270 USD	S-61 or equivalent

$685 USD	Bell 212 or equivalent
$255 USD	AS-350 or equivalent

•      A total amount representing the sum of the Monthly Fixed Fee for each aircraft and the sum of the Flight Hour Rates for all Flight Hours flown by all aircraft shall be payable to Erickson within 30 (thirty) days from the date of invoice (“Total Monthly Fee”);

•      HRT shall be obligated to pay a total minimum amount of US$45 million (forty-five million US Dollars) per year, which shall be due and payable by HRT, regardless of the number of aircraft or the number of Flight Hours flown during the year (“Minimum Annual Fee”);

•      Following the end of each year, the Parties shall reconcile the sum of the Total Monthly Fee amounts paid in the previous year (“Annual Total Fees”) against the Minimum Annual Fee. In the event the Annual Total Fees are below the Minimum Annual Fee amount, HRT shall pay the difference to Erickson, regardless of the number of aircraft or the number of Flight Hours flown during the year. Such amount shall be payable to Erickson within 30 (thirty) days from the date of invoice;

•      The Fixed Monthly Fee and the Flight Hour Rates payable under the Aerial Services Agreement shall be subject to an annual escalation based upon a mutually agreeable inflation index;

•      All fuel for aerial operations shall be provided by HRT or the fuel cost for all aerial operations shall be reimbursed by HRT;

•      Flight Hour Rates shall not be charged by Air Amazonia or NewCo with respect to pilots training, pilots’ check and aircraft transportation for maintenance. Fuel used under those circumstances and provided by HRT shall be reimbursed by Air Amazonia or NewCo.

•      All meals and lodging for Air Amazonia’s crew or NewCo’s crew at the site of HRT’s operation shall be provided by HRT. Any other expense related to meals and lodging shall be provided and borne by Air Amazonia or NewCo. Air tickets to the nearest airport to

HRT’s operation base shall be borne by Air Amazonia or NewCo; and,

•      The Aerial Services Agreement shall have an initial fixed term of three (3) years (the “Term”) with an option for three (3) additional years and with limited termination rights.

10. Payment Reconciliation

At the end of the Term, the Parties shall reconcile the total amounts paid by HRT under the Aerial Services Agreement during the Term (“Total Payment”) against a total aerial services target of $157.5 million (“Aerial Services Target”), as described below:

•      In the event that the difference between the Aerial Services Target and the Total Payment is less than US$5 million (five million US Dollars), Erickson shall have the obligation to pay the corresponding difference as the Fourth Installment;

•      In the event that the difference between the Aerial Services Target and the Total Payment is more than US$5 million (five million US Dollars), Erickson shall no further obligation to pay the Fourth Installment; or

•      In the event that the Total Payment meets or exceeds the Aerial Services Target, Erickson shall pay the Fourth Installment in full.

•      In order to achieve the Aerial Services Target, HRT may elect to assign to third parties a limited right to use HRT’s Flight Hours, provided that: (i) the same terms and conditions of the Aerial Services Agreement, including all rates, shall apply to such third parties; (ii) Air Amazonia or NewCo shall have obtained its Part 135 certification; and (iii) HRT shall obtain Air Amazonia’s or NewCo’s prior written consent, which shall not be unreasonably withheld.

11. Management/Employees	Erickson expects to retain those employees and managers of Air Amazonia (including pilots and mechanics) that are currently supporting the HRT operations.

12. Due Diligence

Erickson and its professional advisors have been given the opportunity by HRT and its affiliates, to conduct a legal, financial, tax, commercial, foreign exchange and regulatory due diligence with Air Amazonia and the Aircraft. Erickson and its professional advisers have been given access to Air Amazonia properties, facilities, aircrafts, financial records, contracts and other information and materials necessary for Erickson and its professional advisors to conduct a full due diligence with respect to the Transaction (the “Due Diligence”).

13. Conduct of Business

Upon acceptance of this Term Sheet and pending the consummation of the transaction, Air Amazonia will conduct its business diligently, in good faith and in the ordinary course consistent with past practice.

14. Confidentiality

Each Party hereby agrees to keep the terms set forth herein and all discussions regarding the transactions contemplated hereby confidential and with the exception to its advisors engaged in the Transaction shall not make any disclosures concerning the same without the other Party’s written consent.

15. Expenses	The Sellers and Erickson shall each be responsible for their own expenses incurred in pursuing and executing the transactions contemplated by this letter.

16. Dispute Resolution

The Parties agree that any dispute arising out of or in connection with any of the contracts entered into between the Parties for the purposes of carrying out the transactions contemplated hereby shall be settled first through friendly consultation and negotiation. If the Parties are unable to resolve said dispute, the matter shall be submitted to, and finally resolved by, arbitration. The place of the arbitration shall be Miami, Florida (in the English language) in accordance with the arbitration rules of the International Chamber of Commerce in force at the time of the request for arbitration. This Term Sheet shall be governed by the laws of the State of New York.

17. Legal Effect; Conditions to Closing

It is It is hereby agreed that this Term Sheet is legally binding on the Parties.  Subsequent to the Parties’ full execution of this Term Sheet, the Parties agree to work in good faith towards establishing definitive agreements and related documentation in form and substance satisfactory to each party, including an aircraft purchase agreement, quota (stock) purchase agreement, form of dry lease, crewing-maintenance agreement, aerial services agreement, and transition services agreement (“Definitive Agreements”). The consummation of the business relationship and the transactions proposed in this Term Sheet is subject to entering into, and shall be effected in accordance with the terms of, any such Definitive Agreements. The Parties agree that the transactions contemplated by any Definitive Agreements shall be expressly conditioned upon the satisfaction of each of the following conditions:

a.     Final documentation

b.     Erickson’s Board of Directors shall have approved all transactions contemplated by this Term Sheet;

c.      No material adverse change to Air Amazonia’s business was discovered;

d.     HRT’s Board of Directors shall have approved all transactions contemplated by this Term Sheet;

e.      TNK-Brasil Exploração e Produção de Óleo e Gás Natural Ltda. shall have approved the Aerial Services Agreement;

f.      Erickson offering sufficient and acceptable payment guarantee for the Purchase Price; and

g.      The Parties shall have obtained any required regulatory or other third party approvals necessary to effectuate the Transaction.

18. Assignment of the Aerial Services Agreement	HRT may assign the Aerial Services Agreement to third parties at anytime upon Erickson’s previous approval.

19. Counterparts	This Term Sheet may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall constitute the same agreement as of the date of this Term Sheet.

SCHEDULE 1

Aircraft Listing

Model	Manufacturer	Registration	Serial #	Year
Bell 212	Bell Helicopters	PR-HRX	30990	1980
Bell 212	Bell Helicopters	PR-HRY	35058	1992
Bell 212	Bell Helicopters	PR-HRZ	30524	1971
Bell 212	Bell Helicopters	PR-HRW	30730	1975
Bell 212	Bell Helicopters	PR-HRK	35064	1993
S61N	Sikorsky	PR-HRR	61364	1967
S61N	Sikorsky	PR-AEL	61808	1978
S61N	Sikorsky	PR-HRU	61491	1972
S61N	Sikorsky	PR-HRV	61762	1977
S61N	Sikorsky	PR-HRS	61488	1971
S61N	Sikorsky	PR-HRH	61818	1979
S61L	Sikorsky	PR-HRL	61362	1967
AS350 B2	Helibrás	PR-HDR	3576	2002
AS350 B2	Helibrás	PR-MJG	3620	2003

[Signature to Follow]

IN WITNESS WHEREOF, the Parties hereto have executed this Term Sheet on the date first before written.

For and on behalf of

Erickson Air-Crane Incorporated

/s/ Udo Rieder
Name: Udo Rieder
Title: President and Chief Executive Officer
Date:

For and on behalf of

Air Amazonia Serviços Aéreos Ltda.

Name:
Title:
Date:

For and on behalf of

HRT Participações em Petróleo S.A.

/s/
Name:
Title:
Date: